Exhibit 99.B(e)(2)

EXHIBIT A

TO UNDERWRITING AGREEMENT

This Exhibit A, amended and restated as of                       , 2010, is the Exhibit A to that certain Underwriting Agreement dated as of July 1, 2010 between BNY Mellon Distributors Inc. (formerly PFPC Distributors, Inc.) and The Motley Fool Funds Trust.

Portfolios

Motley Fool Independence Fund

Motley Fool Great America Fund

BNY MELLON DISTRIBUTORS INC.

By:
Name:
Title:

THE MOTLEY FOOL FUNDS TRUST

By:
Name:
Title: